EXHIBIT 99.1

Press Release

SOURCE: Bay View Capital Corporation

Bay View Capital Corporation Investors Approve Plan of Dissolution and Stockholder Liquidity

     SAN MATEO, Calif., Oct. 3 /PRNewswire-FirstCall/ — Bay View Capital Corporation (NYSE: BVC), the publicly traded parent of Bay View Bank, announced that the company’s previously disclosed plan of dissolution and stockholder liquidity, as well as other related matters, was approved at a special meeting of stockholders held today.

     Under terms of the plan, Bay View Capital Corporation will sell all of its assets, including Bay View Bank’s 57-branch retail network to U.S. Bank, a wholly-owned subsidiary of U.S. Bancorp (NYSE: USB). Under the plan, Bay View Capital Corporation will pay all of its debts and liabilities, distribute the remaining proceeds of asset sales to stockholders and dissolve the corporation.

     At a meeting also held today, holders of the Capital Securities of Bay View Capital I approved a waiver of those provisions of the legal instruments governing the junior debentures underlying the Capital Securities that would, absent the waiver, prevent the company from disposing of all of its assets pursuant to its plan of dissolution and stockholder liquidity.

     Capital Securities holders also approved the amendment of certain provisions of the legal instruments governing the Capital Securities and the junior debentures to permit Bay View Capital I to make an optional redemption offer under which each holder of the Capital Securities could elect to redeem at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. The optional redemption offer is expected to occur in early 2003.

     As part of the retail bank network transaction, U.S. Bank is assuming Bay View Bank’s deposit liabilities of approximately $3 billion and it will pay Bay View Bank a premium of approximately $429 million. The precise premium will depend on the amount of deposits of Bay View Bank in the period prior to closing, which is anticipated to occur in late October 2002. In addition, U.S. Bank is purchasing Bay View Bank’s single family, home equity and business loan portfolios totaling approximately $376 million and approximately $9 million of property at book value.

     The U.S. Bank transaction is the most significant element of the plan of dissolution and stockholder liquidity to convert Bay View’s assets to cash and ultimately make cash distributions to Bay View’s stockholders and to retire debt. Bay View will market its entire asset portfolio, including its current efforts to market non-core loans and businesses, as a part of this now approved plan. On September 30, 2002, approximately $450 million in auto loan receivables were securitized and sold by Bay View Bank in a transaction underwritten by UBS Warburg. Completion of this transaction was the final step in generating the funds necessary to close the sale of Bay View Bank’s retail banking network and other retail banking assets to U.S. Bank.

     Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. The Company’s principal subsidiary is Bay View Bank, a nationally chartered commercial bank which is the largest deposit franchise exclusively serving the San Francisco Bay Area with 57 full-service branches. Bay View offers a full array of retail and commercial banking products and services to its customers. For more information, or to locate the closest branch, call 1-800-BAY VIEW (1-800-229-8439), or visit www.bayviewbank.com.

Forward-Looking Statements

     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. For information regarding factors that could cause the results contemplated in forward-looking statements to differ from expectations, such as the inability to achieve the financial goals of strategic plans, including any financial goals related to both contemplated and consummated asset and deposit sales, and the inability to realize net operating loss carryforwards and other net deferred tax assets that the Company currently has, please refer to the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.